Exhibit 99.1

Joe’s Jeans Reports 8% Increase in Net Sales for the 2nd Quarter of Fiscal 2013

LOS ANGELES--(BUSINESS WIRE)--July 15, 2013--Joe’s Jeans Inc. (the “Company”) (NASDAQ:JOEZ) today announced financial results for the second quarter ended May 31, 2013. Highlights were:

  Consolidated second quarter net sales increased 8% to $30.9 million;
  Wholesale net sales increased 6%;
  Retail store net sales increased 14%; and
  Operating income was $2.1 million with fully diluted earnings per share of $0.02.

For the second quarter of fiscal 2013, overall net sales were $30.9 million compared to $28.6 million from the prior year comparative period, or an 8% increase. Our overall gross profit for the quarter was essentially flat at $13.5 million compared to $13.6 million in the prior year comparative period, a less than 1% decrease. Our overall gross margin in the second quarter of fiscal 2013 was 44% compared to 47% in the prior year period. Gross margins decreased as a result of an increased mix of sales from our lower margin line, else™, and the increased expense of producing our Vintage Reserve line in the U.S. Operating expense in the second quarter of fiscal 2013 was $11.4 million compared to $10.5 million in the prior year period. Our operating income decreased to $2.1 million for the quarter from $3.1 million in the prior year period and our fully diluted earnings per share were $0.02 per share for the second quarter of fiscal 2013.

Marc Crossman, President and Chief Executive Officer, commented, “Our second quarter of fiscal 2013 resulted in continued top line growth for the Company.” Crossman continued, “With that said, both our wholesale and retail segments posted healthy growth for the quarter which translated into strong consolidated revenues. Further, we will continue to work to reduce our input costs on our else™ brand and transition our Vintage Reserve line to our facility in Mexico.”

Wholesale

Net sales for our wholesale segment in the second quarter of fiscal 2013 increased 6% to $24.4 million from $22.9 million in the prior year period. Sales gains came from our Joe’s® men’s sales channels and our else™ brand. Gross margins for our wholesale segment were 37% for the second quarter of fiscal 2013 compared to 41% in the prior year comparable quarter. For the second quarter, wholesale operating expense was comparable to the prior year at $3.2 million in both periods. Our wholesale operating income decreased to $5.7 million in the second quarter of fiscal 2013 from $6.3 million in the prior year comparative period.

Mr. Crossman commented, “We continue to be pleased with the performance of our men’s Joe’s® business, as our strong core basics continue to perform above our expectations. In addition, our else™ brand continues to add to our top line results.” Crossman continued, “Our women’s Joe’s® wholesale business decreased single digits primarily due to tough comparisons against our successful '55 Colors' and printed denim campaigns from a year ago. This tough comparison was somewhat mitigated by our Vintage Reserve line. As expected, the second quarter marked the toughest comparable quarter for us and the premium denim industry as it relates to color. We expect this trend to subside in future quarters.”

Retail

Net sales from our retail segment in the second quarter increased 14% to $6.5 million compared to $5.7 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from eight new locations. Same stores sales, which are stores open the full 12 months and e-shop, were a negative 6% on a comparative basis. Similar to wholesale, this same store sales decrease was due to tough comparisons at our full price stores against our successful “55 Colors” and printed denim program in the year ago period. Gross margins for our retail segment were comparable in both periods at 70% and 71%, respectively. Retail operating expense increased due to the expansion of our store base. Overall, for the second quarter of fiscal 2013, we had operating income of $132,000 compared to operating income of $570,000 a year ago for our retail segment.

Mr. Crossman commented, “We are pleased with our continued growth in retail net sales, as our retail strategy continues to evolve and mature. In particular, we are pleased to see that our strategy to target smaller footprint stores in top locations is paying off, as those stores continue to be top performers.”

Corporate and Other

For the second quarter of fiscal 2013, our corporate and other expenses were $3.7 million, which was comparable to the prior year period at $3.8 million.

The Company will host a conference call on Monday, July 15, 2013 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the second quarter ended May 31, 2013.

To access the live call, please dial 1(800) 264-7882 (U.S.) or 1(847) 413-3708 (International). The conference ID number and participant passcode is 35088487 and is titled the “Q2 2013 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:00 p.m. Eastern Time on July 15, 2013 until 11:59 p.m. Eastern Time on July 22, 2013 by dialing 1(888) 843-7419 (U.S.) or 1(630) 652-3042 (International) and using the conference passcode 35088487#. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Three months ended
	May 31, 2013	May 31, 2012
	(unaudited)
Net sales	$30,874	$28,640
Cost of goods sold	17,369	15,080
Gross profit	13,505	13,560

Operating expenses
Selling, general and administrative	10,840	10,148
Depreciation and amortization	542	340
	11,382	10,488
Operating income	2,123	3,072
Interest expense	127	103
Income before provision for taxes	1,996	2,969
Income tax expense	823	1,551
Net income and comprehensive income	$1,173	$1,418

Earnings per common share - basic	$0.02	$0.02

Earnings per common share - diluted	$0.02	$0.02

Weighted average shares outstanding:
Basic	67,047	65,234
Diluted	68,411	66,459

The following table sets forth certain segment information for the three months ended May 31, 2013 and 2012, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
SEGMENT RESULTS
(in thousands)

	Three months ended
	May 31, 2013	May 31, 2012
	(unaudited)
Net sales:
Wholesale	$24,366	$22,947
Retail	6,508	5,693
	$30,874	$28,640

Gross profit:
Wholesale	$8,955	$9,504
Retail	4,550	4,056
	$13,505	$13,560

Operating income (loss):
Wholesale	$5,716	$6,281
Retail	132	570
Corporate and other	(3,725)	(3,779)
	$2,123	$3,072

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s first party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC and its Quarterly Report on Form 10-Q filed today and this release should be read in conjunction with those reports together with all of the Company’s other filings made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu
323-837-3700 x 304
(Investor Relations)
or
Alejandra Dibos
323-837-3700
alejandra@joesjeans.com
(Press)